                                                                    EXHIBIT 12.1

GLOBAL TELESYSTEMS GROUP, INC.

EARNINGS/DEFICIENCIES TO COVER FIXED CHARGES
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                YEAR ENDED
                                          ------------------------------------------------------
                                            1998        1997        1996       1995       1994
                                          ---------   ---------   --------   --------   --------
Net Loss before extraordinary loss......  ($243,052)  ($134,761)  ($76,205)  ($44,196)  ($17,951)
Addback:  Income tax expense............      7,752       2,485      1,360      2,565         --
                                          ---------   ---------   --------   --------   --------
Pretax Loss.............................   (235,300)   (132,276)   (74,845)   (41,631)   (17,951)
Adjustments:  Fixed charges.............    129,712      29,273    367,464     33,914        100
                                          ---------   ---------   --------   --------   --------
Adjusted earnings from continuing
  operations............................   (105,588)   (103,003)   292,619     (7,717)   (17,851)
Interest expense indebtedness, including
  amortization of discount..............    129,712      29,273    367,464     33,914        100
                                          ---------   ---------   --------   --------   --------
     Total fixed charges................    129,712      29,273    367,464     33,914        100
Deficiency of earnings available to
  cover fixed charges...................  ($235,300)  ($132,276)  ($74,845)  ($41,631)  ($17,951)
                                          =========   =========   ========   ========   ========